EXHIBIT 99.1

Lightwave Logic, Inc. Sets Shareholder Update Call For December 5, 2013

NEWARK, Del., Nov. 27, 2013 /PRNewswire/ -- Lightwave Logic, Inc. (LWLG), a technology company focused on the development of a Next Generation Non Linear Optical Polymer Materials Platform for applications in high speed fiber-optic data communications and optical computing, announced today that it will hold a teleconference with shareholders to discuss Company progress on Thursday, December 5, 2013.

Attending the call will be Tom Zelibor, Chairman and Chief Executive Officer, James Marcelli, President and Chief Operating Officer, and Lou Bintz, Product Development Manager.

The 1-hour meeting will consist of a management presentation followed by a question-and-answer period. Call-in details are as follows:

Date:  Thursday, December 5, 2013

Time:  4:00 PM EST

Duration:  1-hour

Domestic Toll Free Access:  +1 (877) 273-4202

Domestic Toll Access:  +1 (213) 289-0155

Conference ID: 7300790

International Access:  International callers can dial the US access numbers but may request a specific country access number by emailing the Company at least one day in advance of the call at: info@lightwavelogic.com.

Web Replay:  An Audio replay will be available shortly after the call at the Lightwave Logic Corporate website: www.lightwavelogic.com.

Participants will be able to enter the question queue by pressing *9 on their handset.

"Powered by Lightwave Logic"

Lightwave Logic, Inc. is a development stage company that is producing prototype electro-optic demonstration devices and is moving toward commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. Please visit the Company's website, www.lightwavelogic.com for more information.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company's control.

For Further Information Contact:

Steven Cordovano

Lightwave Logic

203-952-6373
steve@lightwavelogic.com